Exhibit 23.2

                               SODAK GAMING, INC.



                        INDEPENDENT ACCOUNTANTS' CONSENT





The Board of Directors
Sodak Gaming, Inc.:


We consent to incorporation by reference in the registration statement No. 33-92524 on Form S-8 of Sodak Gaming, Inc. of our report dated February 4, 1998, relating to the balance sheet of Sodak Gaming Peru S.A. (a subsidiary of Sodak Gaming, Inc.) as of December 31, 1997 and the related statements of operations, shareholders' deficit and cash flows for the year then ended, which report is included in the 1997 annual report on Form 10-K of Sodak Gaming, Inc. Our report refers to a change in accounting for pre-opening and start-up costs in 1997.



                               \s\ Arthur Andersen



Lima, Peru
March 30, 1998